Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

December 20, 2012

Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

Re: Issuance of Shares of Ryman Hospitality Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel to Ryman Hospitality Properties, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $309,848,950 worth of shares of the Company’s common stock, $.01 par value (the “Shares”), as part of the special dividend in the amount of $6.84 per share of common stock payable to the holders of record as of November 13, 2012 (the “Special Dividend”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies of (i) the automatic shelf registration statement on Form S-3, as amended (File No. 333-183105) (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2012; (ii) the prospectus dated November 2, 2012, which forms a part of and is included in the Registration Statement; (iii) the final prospectus supplement dated November 14, 2012 relating to the offering of the Shares to be issued in the Special Dividend, in the form filed by the Company pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (iv) the resolutions adopted by the Company’s board of directors on November 2, 2012 declaring the Special Dividend (the “Dividend Resolutions”); and (v) such other records, documents, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

In such examination, we have assumed the legal capacity of all natural persons, the authenticity of original documents, the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “blue sky” laws.

December 20, 2012

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued as part of the Company’s payment of the Special Dividend in accordance with the Dividend Resolutions, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of factors or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to (i) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8–K being filed on the date hereof, and incorporated by reference into the Registration Statement and (ii) to the use of our name therein and the related prospectus which forms a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC